Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283571
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 7 DATED NOVEMBER 3, 2025
TO THE PROSPECTUS DATED JUNE 6, 2025

This supplement No. 7 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 7 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from October 1, 2025 through October 31, 2025, we redeemed 3,291,929 shares for a total of approximately $37,237,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from October 1, 2025 through December 31, 2025 are limited to approximately $122,267,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from October 1 to October 31, 2025, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I
October 1, 2025	$11.29	$11.31	$11.32	$11.30
October 2, 2025	$11.29	$11.31	$11.32	$11.30
October 3, 2025	$11.29	$11.31	$11.32	$11.30
October 6, 2025	$11.29	$11.31	$11.33	$11.31
October 7, 2025	$11.30	$11.31	$11.33	$11.31
October 8, 2025	$11.30	$11.31	$11.33	$11.31
October 9, 2025	$11.30	$11.31	$11.33	$11.31
October 10, 2025	$11.30	$11.31	$11.33	$11.31
October 14, 2025	$11.30	$11.32	$11.33	$11.31
October 15, 2025	$11.30	$11.32	$11.33	$11.31
October 16, 2025	$11.30	$11.32	$11.34	$11.31
October 17, 2025	$11.30	$11.32	$11.34	$11.32
October 20, 2025	$11.30	$11.32	$11.34	$11.32
October 21, 2025	$11.30	$11.32	$11.34	$11.32
October 22, 2025	$11.31	$11.32	$11.34	$11.32
October 23, 2025	$11.31	$11.33	$11.34	$11.32
October 24, 2025	$11.31	$11.33	$11.34	$11.32
October 27, 2025	$11.31	$11.33	$11.34	$11.33
October 28, 2025	$11.31	$11.33	$11.35	$11.33
October 29, 2025	$11.32	$11.34	$11.36	$11.34
October 30, 2025	$11.32	$11.34	$11.36	$11.34
October 31, 2025	$11.32	$11.34	$11.36	$11.34

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class is posted on our public share website, www.JLLIPT.com, and for each private share class on our private share website, www.jll-ipt.com. The NAV per share for all share classes is available on our toll-free, automated telephone line, (855) 652-0277.